Tel 713.758.2222 Fax 713.758.2346

Exhibit 5.1

June 29, 2015

New Source Energy Partners L.P.

914 North Broadway, Suite 230

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel to New Source Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of up to an additional 1,500,000 common units representing limited partnership interests in the Partnership (the “Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on June 29, 2015, which Units may be issued from time to time in accordance with the terms of the New Source Energy Partners L.P. Fair Market Value Purchase Plan (as amended from time to time, the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the general partner of the Partnership, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon representations of public officials and officers or other representatives of the Partnership.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete and (vii) that the Units will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Units have been duly authorized and, when the Units are issued by the Partnership in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, the Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership’s partnership agreement) and non-assessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or within the Partnership’s partnership agreement.

The foregoing opinion is limited in all respects to the Delaware Revised Uniform Limited Partnership Act. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 United States of America Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

June 29, 2015 Page 2

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.